EXHIBIT 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

February 28, 2008

SEARS HOLDINGS REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS

HOFFMAN ESTATES, IL – Sears Holdings Corporation (“Holdings,” “we,” “us,” “our” or the “Company”) (NASDAQ: SHLD) today reported net income of $426 million, or $3.17 per diluted share, for the fourth quarter ended February 2, 2008, compared with net income of $811 million, or $5.27 per diluted share, for the fourth quarter ended February 3, 2007. For the fiscal year ended February 2, 2008, net income was $826 million, or $5.70 per diluted share compared with net income of $1.5 billion, or $9.58 per diluted share, for the fiscal year ended February 3, 2007.

Fourth quarter and full year declines in income reflect lower operating results at both Sears Domestic and Kmart, partially offset by improved operating results at Sears Canada. Declines in the operating results of Sears Domestic and Kmart are primarily the result of a decline in gross margin across most major merchandise categories, reflecting both sales declines, as well as an overall decline in our gross margin rate for the quarter and year. Gross margins reflect increased promotional markdown activity to mitigate the effect of sales declines and resulting higher levels of inventory. Declines in operating income were also partially due to an increase in our operating expense rate as a percentage of sales, as declines in our costs trailed declines in sales levels. In addition, our fiscal 2006 fourth quarter and full year results benefited from an additional week of sales and income included in the 14- and 53-week periods ended February 3, 2007, respectively, whereas the fourth quarter and full year results for fiscal 2007 contained 13- and 52-week periods, respectively.

“Our fourth quarter and full year results continued to be negatively impacted by the worsening economic conditions faced by both our customers and competitors, as well as increased markdowns taken to clear excess inventory,” said W. Bruce Johnson, Sears Holdings’ interim chief executive officer and president. “Given the challenging retail environment, we will work to improve and tighten our management of costs and inventory levels in 2008. Further, we believe that our recently announced restructuring will position us to navigate the difficult conditions that lie ahead and operate our businesses more efficiently and effectively.”

Significant Items

A number of items significantly impacted our fiscal 2007 and fiscal 2006 diluted earnings per share. While these types of items periodically affect our results, they vary significantly in amount from period to period, and had a disproportionate effect on our results for the periods presented. Management considers the total impact of these items, along with reported results, when it reviews and evaluates our financial performance. The impact of these items on diluted earnings per share is presented in the following table:

	Quarters Ended		Fiscal Years Ended
	February 2, 2008	February 3, 2007	February 2, 2008	February 3, 2007
Earnings per diluted share	$3.17	$5.27	$5.70	$9.58
Less:
Hurricane related recoveries	—	—	0.08	—
Gains on sales of assets	0.13	0.20	0.15	0.32
Sears Canada post-retirement benefit plans curtailment gain	—	—	0.12	—
Dividend – investment in Sears Mexico	—	—	0.09	—
Total return swap income (losses)	—	(0.11)	(0.06)	0.29
Visa/MasterCard settlement	—	—	—	0.14
Legal reserve – AIG Annuity Insurance Co., et al v. Sears Roebuck	—	(0.29)	—	(0.29)
Income tax settlements	—	0.17	—	0.20
Restructuring charges	—	—	—	(0.09)

Earnings per diluted share excluding above items	$3.04	$5.30	$5.32	$9.01

The significant item impacting the fourth quarter of 2007 is a $28 million pre-tax gain on sales of assets ($17 million after-tax or $0.13 per diluted share). Items which impacted the fourth quarter of 2006 include: (1) a $27 million pre-tax loss ($17 million after-tax or $0.11 per diluted share) on our total return swap investments; (2) pre-tax gains of $50 million ($32 million after-tax or $0.20 per diluted share) on sales of assets; (3) a tax benefit of $25 million (or $0.17 per diluted share) related to the resolution of certain income tax matters and (4) a pre-tax charge of approximately $74 million ($47 million after-tax or $0.29 per diluted share) related to an unfavorable verdict in connection with a pre-merger legal matter concerning Sears Roebuck’s redemption of certain bonds in 2004.

Fourth Quarter and Full Year Revenues and Comparable Store Sales

For the quarter, domestic comparable store sales declined 4.5% in the aggregate, with Sears Domestic comparable store sales declining 4.0% and Kmart comparable store sales declining 5.2%. For the year, domestic comparable store sales declined 4.3% in the aggregate, with Sears Domestic comparable store sales declining 4.0% and Kmart comparable store sales declining 4.7%. Declines for both the quarter and fiscal year include a more pronounced decline in comparable store sales in the month of January 2008.

The comparable store sales declines at both Kmart and Sears Domestic reflect increasing competition and the impact of unfavorable economic conditions, including a deteriorating housing market, a decrease in consumers’ disposable income and the increased costs of consumer staples. U.S. government census data show decreases in residential housing starts of approximately 25% for the fourth quarter and year, an increase in the average price of gasoline during the year of about 30%, and higher than normal increases in the consumer price index for the year at 4.1%. Furthermore, retail sales adjusted for seasonal variations decreased for the year by 4.3%, 1.6% and 4.8% in the categories of home furnishings, electronics and appliances, and department stores, respectively. Consistent with this data, our comparable store sales declined for the quarter and year across most major categories at both Kmart and Sears Domestic, most notably within the home appliance and apparel categories. Our declines in home appliances were partially offset by increases in sales of consumer electronics, consistent with the lower decline for this retail sales category noted above.

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For the quarter, total revenues decreased $1.1 billion to $15.1 billion for the 13 weeks ended February 2, 2008, as compared to total revenues of $16.2 billion for the 14 weeks ended February 3, 2007. The decrease was due to lower comparable store sales and the inclusion of an additional week of sales in the fourth quarter of fiscal 2006 (comprised of 14 weeks) as compared to the fourth quarter of fiscal 2007 (comprised of 13 weeks). The Company recorded a total of $711 million in revenues during the 53rd week of fiscal 2006. Full year fiscal 2007 revenues were $50.7 billion as compared to $53.0 billion in fiscal 2006. The decrease in fiscal 2007 was primarily due to lower comparable store sales.

Operating Income

Operating income was $794 million for the 13 weeks ended February 2, 2008, as compared to $1.4 billion for the 14 weeks ended February 3, 2007, due primarily to lower gross margin generated at both Kmart and Sears Domestic. For the fourth quarter, we generated $4.2 billion in total gross margin as compared to $4.8 billion in the fourth quarter last year. Our gross margin rate decreased by 200 basis points to 27.7% and, as noted previously, was impacted by increased promotional markdown activity taken across all categories to clear higher inventory levels and seasonal merchandise due to lower sales. The decline was also attributable to a higher proportion of sales of home electronics, which have a lower margin rate.

For the fiscal year 2007, operating income was $1.6 billion as compared to $2.5 billion for fiscal 2006. The decline in operating income was mainly attributable to lower gross margin dollars generated at both Kmart and Sears Domestic as a result of the above-noted sales declines, as well as a decline in the gross margin rate realized at both Kmart and Sears Domestic. Our gross margin rate declined 100 basis points to 27.7% due to increased markdown activity for fiscal 2007 to clear higher inventory levels and seasonal merchandise. The decline in gross margin of $1.1 billion was partially offset by approximately $200 million in reduced payroll and benefits expense, including lower performance-based compensation, resulting in a decrease of $943 million in operating income for fiscal 2007.

Financial Position

We had cash and cash equivalents of $1.6 billion at February 2, 2008 (of which $743 million was domestic and $879 million was at Sears Canada) as compared to $3.8 billion at February 3, 2007, a decline of $2.2 billion. For the year, the significant uses of our cash included $2.9 billion for share repurchases, approximately $580 million in capital expenditures, debt payments (net of new borrowings) of approximately $600 million, and approximately $220 million of contributions to our pension plans.

On January 14, 2008, we forecasted domestic cash and cash equivalents would be $1 billion at year-end, without effect of share repurchase activity after January 11, 2008. Subsequent to January 11, 2008, we repurchased $40 million of common shares and posted collateral of $33 million on our Canadian forward contracts. These forward contracts were entered into in order to hedge the value of our investment in Sears Canada in U.S. dollars. The remaining reduction in domestic cash reflects lower than expected sales in the month of January, leading to higher than expected inventory balances.

Merchandise inventories were approximately $10 billion at February 2, 2008 as compared to $9.9 billion at February 3, 2007. Domestic inventory levels, while higher than anticipated, declined from $9.2 billion at February 3, 2007 to $9.1 billion at February 2, 2008 despite the addition of approximately $160 million of previously consigned pharmacy inventory. The reduction in domestic inventory levels was offset by an increase in inventory levels at Sears Canada, largely due to the impact of foreign currency exchange rates. As stated previously, we will continue to review and assess our merchandise inventory levels in an ongoing effort to improve overall returns. Merchandise payables were $3.5 billion at February 2, 2008, as compared to $3.3 billion as of February 3, 2007.

Share Repurchase

During the fourth quarter of 2007, we repurchased approximately 5.3 million common shares under our share repurchase program at a total cost of $553 million, or an average price of $104 per share. For the full year, we repurchased 21.7 million common shares under our share repurchase program at a cost of $2.9 billion, or an average price of $135 per share. As of February 2, 2008, we had remaining authorization to repurchase $183 million of common shares under the share repurchase program. The share repurchases may be implemented using a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, the purchase of call options, the sale of put options or otherwise, or by any combination of such methods. Timing will be dependent on prevailing market conditions, alternative uses of capital and other factors.

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Adjusted EBITDA

For purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement computed as operating income appearing on the statement of income less depreciation and amortization and gains/(losses) on sales of assets. In addition, it is adjusted to exclude certain nonrecurring gains/(losses) and restructuring charges. Adjusted EBITDA is used by management to evaluate the operating performance of our businesses for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Management compensates for this limitation by using GAAP financial measures as well in managing our businesses.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•

Restructuring activities and other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results;

Adjusted EBITDA was determined as follows:

	Quarters Ended		Fiscal Years Ended
	February 2, 2008	February 3, 2007	February 2, 2008	February 3, 2007
Operating income per statement of income	$794	$1,379	$1,586	$2,529
Plus depreciation and amortization	270	300	1,049	1,143
Less gain on sales of assets	(28)	(50)	(38)	(82)

Before excluded items	1,036	1,629	2,597	3,590

Sears Canada post-retirement benefit plans curtailment gain	—	—	(27)	—
Hurricane related recoveries	—	—	(19)	—
Vice Chairman separation expense	—	—	—	8
Visa/MasterCard settlement	—	—	—	(36)
Legal reserve – AIG Annuity Insurance Co., et al. v. Sears Roebuck	—	74	—	74
Restructuring charges	—	1	—	28

Adjusted EBITDA as defined	$1,036	$1,704	$2,551	$3,664

% to revenues	6.9%	10.5%	5.0%	6.9%

Adjusted EBITDA for our domestic (United States operations) and Sears Canada operations are as follows:

	Quarters Ended				Fiscal Years Ended
	Adjusted EBITDA		% To Revenues		Adjusted EBITDA		% To Revenues
	February 2, 2008	February 3, 2007	February 2, 2008	February 3, 2007	February 2, 2008	February 3, 2007	February 2, 2008	February 3, 2007
Domestic operations	$812	$1,556	6.1%	10.6%	$2,056	$3,248	4.6%	6.8%
Sears Canada	224	148	12.2%	9.7%	495	416	8.8%	8.0%

Adjusted EBITDA	$1,036	$1,704	6.9%	10.5%	$2,551	$3,664	5.0%	6.9%

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Annual Report on Form 10-K

We plan to file with the SEC our Annual Report on Form 10-K for the year ended February 2, 2008 on or before April 2, 2008.

Forward-Looking Statements

Results are preliminary and unaudited. This press release contains forward-looking statements about our expectations for fiscal year 2008. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties, including factors outside the control of Holdings. Risks and uncertainties include the possibility that we fail to (1) offer products and services that satisfy the desires of our customers, whose preferences may change in the future, (2) execute appropriate initiatives to improve cost and inventory management, or (3) properly implement and realize the expected benefits from our new organizational structure and operating model. Actual results may differ materially from those set forth in the forward-looking statements. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation is the nation’s fourth largest broadline retailer, with over $50 billion in annual revenues, and approximately 3,800 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. We also have Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart and in Canada by Sears Canada. We are the nation’s largest provider of home services, with more than 13 million service calls made annually. For more information, visit Sears Holdings’ website at www.searsholdings.com.

* * * * *

During the fourth quarter of 2007, Sears Canada changed its fiscal year end from the Saturday nearest December 31st to the Saturday nearest January 31st. Prior to this change, Sears Canada’s results were consolidated into Holdings’ results on a one-month lag. With the change, Sears Canada’s fiscal year end is now aligned with the fiscal year end of Holdings. As required by accounting standards, this change has been retrospectively applied to all prior year amounts included in the following Consolidated Statements of Income, Condensed Consolidated Balance Sheet, Segment Results and Adjusted EBITDA.

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Sears Holdings Corporation

Consolidated Statements of Income

(Unaudited)

Amounts are Preliminary and Subject to Change

	Quarters Ended		Fiscal Years Ended
milliions, except per share data	February 2, 2008	February 3, 2007	February 2, 2008	February 3, 2007
REVENUES
Merchandise sales and services	$15,074	$16,182	$50,703	$53,016

COSTS AND EXPENSES
Cost of sales, buying and occupancy	10,900	11,373	36,638	37,824
Gross margin dollars	4,174	4,809	14,065	15,192
Gross margin rate	27.7%	29.7%	27.7%	28.7%
Selling and administrative	3,138	3,179	11,468	11,574
Selling and administrative expense as a percentage of total revenues	20.8%	19.6%	22.6%	21.8%
Depreciation and amortization	270	300	1,049	1,143
Gain on sales of assets	(28)	(50)	(38)	(82)
Restructuring charges	—	1	—	28

Total costs and expenses	14,280	14,803	49,117	50,487

Operating income	794	1,379	1,586	2,529
Interest and investment income	(22)	(13)	(135)	(253)
Interest expense	75	81	286	335
Other income	—	(10)	(17)	(24)

Income before income taxes and minority interest	741	1,321	1,452	2,471
Income taxes	278	486	550	933
Minority interest	37	24	76	46

NET INCOME	$426	$811	$826	$1,492

EARNINGS PER COMMON SHARE
Diluted earnings per share	$3.17	$5.27	$5.70	$9.58
Diluted weighted average common shares outstanding	134.5	153.9	144.8	155.7

Sears Holdings Corporation

Condensed Consolidated Balance Sheets

Amounts are Preliminary and Subject to Change

	(Unaudited)
millions	February 2, 2008	February 3, 2007
ASSETS
Current assets
Cash and cash equivalents	$1,622	$3,839
Accounts receivable	744	851
Merchandise inventories	9,963	9,896
Other current assets	473	681

Total current assets	12,802	15,267
Property and equipment, net	8,863	9,113
Goodwill	1,686	1,692
Tradenames and other intangible assets	3,352	3,437
Other assets	694	397

TOTAL ASSETS	$27,397	$29,906

LIABILITIES
Current liabilities
Short-term borrowings and current portion of long-term debt	$404	$705
Merchandise payables	3,487	3,312
Unearned revenues	1,121	1,073
Other current liabilities	4,550	4,822

Total current liabilities	9,562	9,912
Long-term debt and capitalized lease obligations	2,606	2,843
Pension and postretirement benefits	1,258	1,647
Minority interest and other liabilities	3,304	2,798

Total Liabilities	16,730	17,200

Total Shareholders’ Equity	10,667	12,706

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$27,397	$29,906

Total common shares outstanding	132.4	153.8

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	Quarter Ended February 2, 2008
		Sears
millions, except store data	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$5,210	$8,030	$1,834	$15,074
Cost of sales, buying and occupancy	3,965	5,705	1,230	10,900
Gross margin dollars	1,245	2,325	604	4,174
Gross margin rate	23.9%	29.0%	32.9%	27.7%

Selling and administrative	973	1,785	380	3,138
Selling and administrative expense as a percentage of total revenues	18.7%	22.2%	20.7%	20.8%
Depreciation and amortization	35	201	34	270
Gain on sales of assets	—	(27)	(1)	(28)

Total costs and expenses	4,973	7,664	1,643	14,280

Operating income	$237	$366	$191	$794

Number of:
Kmart Stores	1,382	—	—	1,382
Full-Line Stores	—	935	121	1,056
Specialty Stores	—	1,150	259	1,409

Total Stores	1,382	2,085	380	3,847

	Quarter Ended February 3, 2007
		Sears
millions, except store data	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$5,879	$8,776	$1,527	$16,182
Cost of sales, buying and occupancy	4,335	5,964	1,074	11,373
Gross margin dollars	1,544	2,812	453	4,809
Gross margin rate	26.3%	32.0%	29.7%	29.7%

Selling and administrative	1,005	1,869	305	3,179
Selling and administrative expense as a percentage of total revenues	17.1%	21.3%	20.0%	19.6%
Depreciation and amortization	22	240	38	300
Gain on sales of assets	(45)	(5)	—	(50)
Restructuring charges	1	—	—	1

Total costs and expenses	5,318	8,068	1,417	14,803

Operating income	$561	$708	$110	$1,379

Number of:
Kmart Stores	1,388	—	—	1,388
Full-Line Stores	—	935	123	1,058
Specialty Stores	—	1,095	250	1,345

Total Stores	1,388	2,030	373	3,791

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	Fiscal Years Ended February 2, 2008
		Sears
millions, except store data	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$17,256	$27,845	$5,602	$50,703

Cost of sales, buying and occupancy	13,202	19,589	3,847	36,638
Gross margin dollars	4,054	8,256	1,755	14,065
Gross margin rate	23.5%	29.6%	31.3%	27.7%

Selling and administrative	3,537	6,698	1,233	11,468
Selling and administrative expense as a percentage of total revenues	20.5%	24.1%	22.0%	22.6%
Depreciation and amortization	116	802	131	1,049
Gain on sales of assets	(1)	(28)	(9)	(38)
Restructuring charges	—	—	—	—

Total costs and expenses	16,854	27,061	5,202	49,117

Operating income	$402	$784	$400	$1,586

Number of:
Kmart Stores	1,382	—	—	1,382
Full-Line Stores	—	935	121	1,056
Specialty Stores	—	1,150	259	1,409

Total Stores	1,382	2,085	380	3,847

	Fiscal Years Ended February 3, 2007
		Sears
millions, except store data	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$18,647	$29,179	$5,190	$53,016

Cost of sales, buying and occupancy	14,061	20,120	3,643	37,824
Gross margin dollars	4,586	9,059	1,547	15,192
Gross margin rate	24.6%	31.0%	29.8%	28.7%

Selling and administrative	3,623	6,820	1,131	11,574
Selling and administrative expense as a percentage of total revenues	19.4%	23.4%	21.8%	21.8%
Depreciation and amortization	77	927	139	1,143
Gain on sales of assets	(71)	(11)	—	(82)
Restructuring charges	9	—	19	28

Total costs and expenses	17,699	27,856	4,932	50,487

Operating income	$948	$1,323	$258	$2,529

Number of:
Kmart Stores	1,388	—	—	1,388
Full-Line Stores	—	935	123	1,058
Specialty Stores	—	1,095	250	1,345

Total Stores	1,388	2,030	373	3,791

Sears Holdings Corporation

Adjusted EBITDA

Amounts are Preliminary and Subject to Change

	Quarters Ended
	February 2, 2008			February 3, 2007
millions	Domestic Operations	Sears Canada	Sears Holdings	Domestic Operations	Sears Canada	Sears Holdings
Operating income per statement of income	$603	$191	$794	$1,269	$110	$1,379
Plus depreciation and amortization	236	34	270	262	38	300
Less gain on sales of assets	(27)	(1)	(28)	(50)	—	(50)

Before excluded items	812	224	1,036	1,481	148	1,629

Hurricane related recoveries	—	—	—	—	—	—
Legal reserve—AIG Annuity Insurance Co., et al. v. Sears Roebuck	—	—	—	74	—	74
Restructuring charges	—	—	—	1	—	1

Adjusted EBITDA as defined	$812	$224	$1,036	$1,556	$148	$1,704

% to revenues	6.1%	12.2%	6.9%	10.6%	9.7%	10.5%

	Fiscal Years Ended
	February 2, 2008			February 3, 2007
millions	Domestic Operations	Sears Canada	Sears Holdings	Domestic Operations	Sears Canada	Sears Holdings
Operating income per statement of income	$1,186	$400	$1,586	$2,271	$258	$2,529
Plus depreciation and amortization	918	131	1,049	1,004	139	1,143
Less gain on sales of assets	(29)	(9)	(38)	(82)	—	(82)

Before excluded items	2,075	522	2,597	3,193	397	3,590

Sears Canada post-retirement benefit plans curtailment gain	—	(27)	(27)	—	—	—
Hurricane related recoveries	(19)	—	(19)	—	—	—
Vice Chairman separation expense	—	—	—	8	—	8
Visa/MasterCard settlement	—	—	—	(36)	—	(36)
Legal reserve—AIG Annuity Insurance Co., et al. v. Sears Roebuck	—	—	—	74	—	74
Restructuring charges	—	—	—	9	19	28

Adjusted EBITDA as defined	$2,056	$495	$2,551	$3,248	$416	$3,664

% to revenues	4.6%	8.8%	5.0%	6.8%	8.0%	6.9%